Exhibit (k)(2)


                    FORM OF EXPENSE LIMITATION AGREEMENT

       GOLDMAN SACHS HEDGE FUND PARTNERS REGISTERED MASTER FUND, LLC

     This EXPENSE LIMITATION AGREEMENT (the "Agreement") is made as of [ ], 2005 by and between Goldman Sachs Hedge Fund Partners Registered Master Fund, LLC, a Delaware limited liability company (the "Fund"), and Goldman Sachs Hedge Fund Strategies LLC, a Delaware limited liability company (the "Adviser").

     WHEREAS, the Fund is a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, the Fund and the Adviser have entered into an investment management agreement dated [ ], 2005 (as it may be amended from time to time, the "Investment Management Agreement"), pursuant to which the Adviser provides certain investment management services to the Fund for compensation based on the Fund's net assets as of each month end (the "Investment Management Fee").

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Capitalized terms not defined herein shall have the meaning ascribed to them in the Limited Liability Company Agreement of the Fund.

     2. The Adviser agrees to pay all of the Fund's organizational expenses as determined by the Adviser in accordance with U.S. generally accepted accounting principles.

     3. (a) The Adviser agrees to waive the Investment Management Fee payable to it pursuant to the Investment Management Agreement, or to pay an amount to the Fund, such that the Fund's total expenses, including the Fund's initial offering expenses and operating expenses, the Investment Management Fee and the fees and expenses of the Fund's administrator, but excluding the Extraordinary Expenses (as defined below) (the "Expenses"), during the 12-month period beginning on the closing date for the purchase of interests by a party other than The Goldman Sachs Group, Inc. or the Adviser (the "Expense Limitation Period"), do not exceed 1.60% of the average of the net assets of the Fund (prior to reduction for any Extraordinary Expenses) as of each month-end during the Expense Limitation Period, as such calculation may be appropriately adjusted to account for any partial month periods. The amount of any such waiver or reimbursement will be computed as of the end of each calendar month during the Expense Limitation Period (subject to appropriate adjustment to account for any partial month periods or intra-month subscriptions or repurchases) by subtracting (i) the Expenses that accrued during such month, from (ii) an amount equal 1/12th of 1.60% of the net assets of the Fund as of such month-end (prior to reduction for any Extraordinary Expenses), with any positive remainder from such calculation being referred to as a "Month-End Surplus Amount" and any negative remainder from such calculation being referred to as a "Month-End Deficit Amount."

          (b) In the event that, with respect to any month-end, there is a Month-End Deficit Amount, promptly following such month-end, the Adviser shall rebate and/or reimburse to the Fund a portion of its Investment Management Fee payable as of such month-end, and/or pay to the Fund an amount, equal to the excess, if any, of (x) such Month-End Deficit Amount, less (y) the then Cumulative Surplus Amount (as defined below), if any.

          (c) In the event that, with respect to any month-end, there is a Month-End Surplus Amount, promptly following such month-end, the Fund (i) shall pay to the Adviser an amount equal to such Month-End Surplus Amount, but only up to an amount equal to the then Cumulative Deficit Amount (as defined below), if any, and (ii) shall credit to the Adviser against any future rebates and/or reimbursements otherwise payable by the Adviser under this Agreement the amount, if any, by which such Month-End Surplus Amount exceeds the Cumulative Deficit Amount.

          The "Cumulative Surplus Amount," immediately prior to any month-end, equals the excess, if any, of (A) the sum total of all of the amounts that were previously paid by the Fund to the Adviser, or credited to the Adviser, pursuant to Section (3)(c) of this Agreement as of such time, less (B) the sum total of all of the amounts that were previously reimbursed and/or rebated to the Fund by the Adviser pursuant to Section 3(b) of this Agreement as of such time. The "Cumulative Deficit Amount," immediately prior to any month-end, equals the excess, if any, of (A) the sum total of all of the amounts that were previously reimbursed and/or rebated to the Fund by the Adviser pursuant to Section 3(b) of this Agreement as of such time, less (B) the sum total of all of the amounts that were previously paid by the Fund to the Adviser pursuant to Section
(3)(c) of this Agreement as of such time.

     4. The term "Extraordinary Expenses" shall mean all expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund's rights against any person or entity; costs and expenses for indemnification or contribution payable by the Fund to any person or entity (including, without limitation, pursuant to the indemnification obligations contained in the Limited Liability Company Agreement of the Fund, as amended from time to time; expenses of a reorganization, restructuring or merger of the Fund; expenses of holding, or soliciting proxies for, a meeting of members of the Fund; and the expenses of engaging a new administrator, custodian, transfer agent or escrow agent.

     5. The Adviser may extend the duration of this Agreement for additional periods, subject to such terms and conditions as may be agreed to by the parties hereto.

     6. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and the applicable provisions of Federal law. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of Federal law, the latter shall control.

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     IN WITNESS  WHEREOF,  the parties  hereto have  executed and delivered this Agreement.

                                 GOLDMAN SACHS HEDGE FUND PARTNERS
                                 REGISTERED MASTER FUND, LLC



                                 By:
                                     --------------------------------
                                     Name:
                                     Title:

                                 GOLDMAN SACHS HEDGE FUND STRATEGIES LLC



                                 By:
                                     --------------------------------
                                     Name:
                                     Title: